Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES ARBITRATION UPDATE AND CHANGES TO THIRD QUARTER 2019 RESULTS

LOWELL, ARKANSAS, October 30, 2019 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) (“JBHT”) announced today receipt of the arbitrators’ Final Award issued on October 24, 2019 in J.B. Hunt Transport, Inc.’s arbitration with BNSF Railway Company (“BNSF”). The details of the Final Award are confidential; however, we will record pre-tax charges in the third quarter 2019 of $26.8 million related to certain charges claimed by BNSF for the period January 1, 2018 through December 31, 2018 and no material adjustments for the period January 1, 2019 through September 30, 2019. In addition, we will record a $17.4 million charge for legal fees, costs and interest claimed by BNSF, for a total of $44.2 million, or $0.30 per diluted share.

Prior to receiving the Final Award, we announced third quarter 2019 earnings on Tuesday, October 15, 2019. With receipt of this Final Award, we are updating our announcement of third quarter results to reflect the charges noted above. Accordingly, our operating income for the third quarter 2019 decreased to $167.9 million, down 4% versus $174.7 million for the third quarter 2018, and our earnings per share decreased to $1.10 per diluted share versus $1.19 per diluted share in third quarter 2018. In our Intermodal segment, third quarter 2019 operating income decreased to $88.7 million, down 26% versus $120.3 million in third quarter 2018. No other reporting segments were impacted by the results of the Final Award. We have updated our earnings presentation materials posted on our website www.jbhunt.com/investors.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2018. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.